MANUFACTURER DISTRIBUTION AGREEMENT

This Distribution Agreement made as of the 22nd day of September 2017 among TOK, Inc., a Nevada Corporation with a principal place of business located at 1119 West First Avenue, Spokane, Washington, 99201 (DBA "EVR") and Gridiron BioNutrients, Inc and or assigns with a principal business address located at 4010 East Tanager Lane A, Mead, Washington, 99021 ("Distributor").

Witness:

Whereas, EVR manufactures and/or licenses for sale a line of White Label EVR Products of CBD items and dispensary and medical equipment, the current product line is set forth in Exhibit A annexed hereto as may be supplemented and or reduced from time to time (the "White Label EVR Products")

Whereas, Distributor is a distributor of a range of commercial White Label EVR Products in the United States and Internationally with exception to areas where there are existing exclusionary agreements and wishes to distribute the White Label White Label EVR Products on a retail and wholesale basis and EVR and Distributor are willing to enter into this Distribution Agreement on the terms set forth herein; and Now, Therefore, EVR, Distributor agree as follows:

1. Definitions: When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined.

A. "Agreement" means this agreement, the Exhibits attached hereto and any documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement.

B. "Change of Control" means: The Distributor's sale of all or substantially all of the assets of the Distributor; the Distributor holds either directly or indirectly less than fifty (50%) percent of the equity of the Distributor after a capital transaction involving the Distributor.

C. "Covered Account" means the list of any Retail Customers or Wholesale Customers that the Distributor secured any orders for or is in communication with regarding the White Label EVR Products during the Period.

D. "White Label EVR Products" means the White Label EVR Products described in Exhibit A attached hereto, and includes any special devices manufactured or licensed by EVR and used in conjunction with the EVR line of CBD White Label EVR Products that are listed in Exhibit A or independently from such EVR line of White Label EVR Products. Such White Label EVR Products may be deleted from or added to Exhibit A and their specifications and design may be changed by EVR at its sole discretion at any time by sending an email to Distributor by email address as Distributor may provide to EVR by written notice to Distributor as provided for in the notice provision set forth below. EVR shall be responsible for sending an email to any Distributor of such change to the White Label EVR Products.

E. "Purchase Orders" means any order of any White Label EVR Products by any Distributor to EVR.

F. "Retail Customer" means any person or company who purchases any White Label EVR Products from the Distributor for sale at a retail location or for a medical professional practice, group, or medical institution such as a hospital, infirmary or urgent care center or through an internet site that must be approved in advance EVR in writing via email.

G. "Shipping Point" means EVR's facilities located at 1119 West First Avenue, Spokane, Washington and any other location that EVR may utilize for a shipping point for any White Label EVR Products by providing written notice to Distributor.

H. "Distributor" means any person or company that purchases a minimum number of pieces of White Label EVR Products (2000 pieces) per order to receive Distributor Pricing. Product can be mixed and matched. However there will be an initial ramping up period where "Distributor" can place 500 piece orders at the same Distributor pricing for up to twelve months from the date of this agreement.

I. "Wholesaler" means any person or company that purchases a minimum number or pieces of EVR Product (15 pieces) per order to receive Wholesaler Pricing. Product can and be mixed and matched.

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J. "Sub Distributor" means any Sub Distributor selected by Distributor for distribution/sale of any White Label EVR Products to any Retail Customer or any Wholesale Customer. Distributor shall provide email notice to EVR at Alicia@evrcbd.com of its proposed use of any Sub Distributor and providing background of such Sub Distributor providing sufficient information for EVR to evaluate the merits of the use of such Sub Distributor to distribute/sale White Label EVR Products. EVR shall provide written notice to Distributor via email or such other email address as Distributor shall provide by written notice to EVR approving or not approving such Sub Distributor within five business days of receipt of an email of such proposed Sub Distributor from Distributor acting reasonably in making such decision. Any approval of a Sub Distributor shall be conditioned upon Sub Distributor signing the Sub Distributor Agreement substantially in the form annexed hereto as Exhibit B and Distributor providing an original fully executed Sub Distributor Agreement between Distributor and Sub Distributor to EVR prior to any distribution/sale of White Label EVR Products by such Sub Distributor.

K. "Taxes" means any national, state or local excise, sales, use, value added or other taxes applicable to any Purchase Orders.

L. "Territory" means the following geographic area or areas: United States and [add any foreign territories as agreed to]

M. "Trademark" means any and all trademarks, service marks and marks as specified on Exhibit C as may be amended from time to time by EVR attached hereto. Distributor and KT shall not create new service or trademarks or trade-names based in whole or in part on any Trademark except as may be expressly authorized in writing by EVR in its sole discretion. Distributor shall not alter or remove any Trademark applied to the White Label EVR Products. Nothing herein shall grant to Distributor any right, title or interest in any Trademark. Distributor acknowledges EVR and/or its affiliates' ownership of and rights in any Trademark and the validity of all registrations thereto and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist EVR, if requested by providing documentation of use of any Trademark in connection with any trademark or service application by EVR or any affiliate thereof. If any infringement of any Trademark shall come to Distributor's attention, Distributor shall promptly inform EVR thereof by written notice or by email to alicia@evrcbd.com. Distributor shall not use any Trademark as part of its business name except that it may use such Trademark for the term of this Agreement in terms as approved by EVR. At any time during this Agreement, should Distributor challenge or assist others to challenge any Trademark or the registration thereof or attempt to register any trade marks, or trade names confusingly similar to those of any Trademark, EVR shall have the right to terminate this Agreement upon written notice to Distributor.

N. "Trial Period" means the period of 1 month from September 22, 2017 through October 22, 2017 With established revenue that meets EVR's qualification standards.

O. "Wholesale Customer" means any person or company who purchases any White Label EVR Products from the Distributor or any Sub Distributor for further distribution to a Retail Customer.

2. Appointment of Distributor.

(A) Subject to the terms and conditions of this Agreement, EVR hereby appoints Distributor as EVR's exclusive distributor of White Label EVR Products in the California Territory.

(B) Distributor is authorized to sell, offer for sale and promote the White Label EVR Products at the prices set forth in Exhibit A to Retail Customers. Distributor may purchase White Label EVR Products on a wholesale basis directly from EVR at a purchase price set forth in Exhibit A to be further distributed by Distributor as it determines to Sub Distributors or any Retail Customer. Distributor shall use its best efforts to use the EVR suggested retail pricing all times. EVR reserves the sole right to discontinue or modify any of the White Label EVR Products, modify the White Label EVR Products specifications or replace any of the White Label EVR Products or change the pricing of any the White Label EVR Products and Distributor shall have the right to distribute any of such White Label EVR Products at such revised prices. EVR has already provided the Distributor with prices for the White Label EVR Products as of the date of this Agreement as set forth in Exhibit A. For a period of five (5) business days after 6 months, either EVR or the Distributor may cancel this Agreement by providing written notice by overnight mail to the counter-party and through electronic delivery to: For EVR: Alicia@evrcbd.com.; tim@jcaptial.org for the Distributor.

(C) Distributor shall use its best efforts to promote and sell the White Label EVR Products in the Territory at its sole expense in distributing the White Label EVR Products. Within the first ten days

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of the initial Period, Distributor shall provide a marketing plan to EVR by email to alicia@evrcbd.com setting forth (i) a plan to target the retail market, including naming retailers and (ii) a plan to target the wholesale market including naming any proposed advertising and/or social media campaigns for that purpose.

Distributor shall periodically update EVR through communication with alicia@evrcbd.com regarding the reaction in the marketplace at the wholesale and retail level in the Territory to the White Label EVR Products in order adjust the distribution prospects of any of the White Label EVR Products during the Period.

(D) Distributor shall prior to the expiration of the Trial Period, provide EVR with a forecast of sales ofthe White Label EVR Products in the Territory, breaking down the Territory in regions that it deems reasonable, on a quarterly basis. Such forecast shall be in writing and delivered by email to Alicia@evrcbd.com.

(E) Distributor agrees that the continued maintenance of an image of excellence and ethical marketing of the White Label EVR Products is essential to the continued success of both parties.Accordingly, Distributor

(i) shall not engage in deceptive, misleading or unethical practices that are or might reasonably be detrimental to EVR, the White Label EVR Products or the public;

(ii) shall make no false, misleading or deceptive statements regarding the White Label EVR Products; and

(iii) shall make no representations, warranties, or guarantees to any Sub Distributors, Retail customers or Wholesale Customers with respect to specifications, indications, capabilities or features of any of the White Label EVR Products that are inconsistent with information provided by EVR to the Distributor about the White Label EVR Products and the labeled indications on the White Label EVR Products.

(F) EVR shall educate Distributor about the White Label EVR Products to enable Distributor to have a sufficient level of understanding of the White Label EVR Products to enable Distributor to provide sufficient information to any potential, Retail Customers and Wholesale Customers regarding the White Label EVR Products to effectively sell the White Label EVR Products and to obtain customer orders and provide assistance to, Retail Customers and Wholesale Customers in determining and fulfilling their requirements with respect to the White Label EVR Products. Distributor agrees to comply with any legal requirements for sale of any of the White Label EVR Products in the Territory. EVR shall provide Distributor with any such legal requirements to the best of its knowledge prior to the Period by email and shall supplement such legal requirements as required. If Distributor ascertains that legal requirements in any portion of any territory are different or have been modified, it shall promptly notify EVR by email to alicia@evrcbd.com of any laws, rules or regulations in any portion of any Territory that may require EVR to modify a Product or otherwise take any action to assure compliance with such laws, rules or regulations. EVR shall investigate the matter and determine if the legal requirements have changed and modify any of its White Label EVR Products accordingly so that they are in compliance with legal requirements or EVR may make the decision in its sole discretion to cease shipping any of the White Label EVR Products if such compliance is too costly.

(G) Distributor shall have sole responsibility for obtaining orders from any Retail Customer and Wholesale Customer. EVR agrees to cooperate with Distributor to assist it with response to any customer questions about any of the White Label EVR Products. Distributor agrees to promptly notify EVR by email to Alicia@evrcbd.com of any customer complaints regarding any of the White Label EVR Products sold in the territory and if in writing provide a copy thereof to EVR within two (2) business days by email to alicia@evrcbd.com.

(H) Distributor shall maintain a detailed tracking system that enables Distributor to track White Label EVR Products by customer, name, address, quantity shipped and dates of shipment and shall provide such information by email to alicia@evrcbd.com. This tracking system shall apply for purchases by Distributor and Sub-Distributors for purchase on a wholesale basis of any White Label EVR Products. EVR agrees to provide the CRM system that EVR uses to Distributors for use of this purpose.

(I) Distributor will be covered under the EVR insurance umbrella in the form of general liability insurance and of $1,000,000 per occurrence with a $3,000,000 cap naming Distributors , its officers, directors, members, agents and employees.

(J) It is understood that Distributor may not distribute comparative White Label EVR Products that are

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listed on the ATTACHMENT A (distributor pricesheet) which compete with the White Label EVR Products in the Territory and that its wholesalers may not distribute competing Products in the Territory, subject to the following condition:

(i) Distributor must make the distribution of the White Label EVR Products the primary products in the categories that they are in that it seeks to distribute in the Territory.

3. Terms of Purchase of White Label EVR Products by Distributor

(A) Distributor shall order any White Label EVR Products by providing written documentation ("Purchase Orders") by email, to Alicia@evrcbd.com and shall reference the Retail Customer or the Wholesale Customer as the case may be or if such purchase is for the account of the Distributor or the Sub Distributor, which of the White Label EVR Products and what quantity for such Purchase Orders at then current prices for any White Label EVR Products ("Purchase Price") and any shipping charges. EVR shall notify Distributor of acceptance of any order by written confirmation by email.

(B) The Purchase Orders shall include any Taxes now or hereafter levied by any governmental authority on the sale, purchase, transport or delivery of any of the White Label EVR Products. Payment term for all Purchase Orders will be upon delivery of said Purchase Order. EVR will accept payment via wire transfer or letter of credit or bank check. EVR shall ship the White Label EVR Products set forth in the Purchase Orders and shall select a freight forwarder or carrier unless Distributor designates carrier within the Purchase Order. Upon delivery of any White Label EVR Products to the carrier, title will transfer to Distributor if the sale is a wholesale sale and deemed accepted by the Distributor without right of return provided that the Purchase Orders are fulfilled with the correct White Label EVR Products and quantities. If the sale for a Retail Customer, upon delivery of any White Label EVR Products to the carrier, title will transfer to Retail Customer, EVR will have no further obligation or liability with respect to the delivery of any White Label EVR Products in any Purchase Orders.

(C) As set forth in Section 2(B) above, the pricing for Purchase Orders for any Retail Customers shall be the prices as set forth for the White Label EVR Products in Exhibit A as may be changed by EVR from time to time in its sole discretion.

4. Warranties.

(A) Distributor shall notify EVR of any warranty claims from any customers for any of the White Label EVR Products to Alicia@evrcbd.com. EVR shall have a repair or replacement policy for any White Label EVR Products.

Limitations. The only warranties made by EVR shall be those provided on any packaging materials accompanying any of the White Label EVR Products. Distributor shall not make any warranties, representations, guarantees or statements regarding the White Label EVR Products that exceed the scope of the warranties. Such warranties are not transferable to any third party except to the direct customers of the Distributor. Such warranties do not apply if the White Label EVR Products are not used in the manner intended with the instructions provided for any of the White Label EVR Products. EVR shall not be obligated under such warranties with respect to any White Label EVR Products located outside the Territory or for any claims made after the expiration of the applicable warranty period. Except for the such Warranties, EVR nor its affiliates make no warranties or representations with respect to the White Label EVR Products and any services provided under this Agreement and EVR and its affiliates hereby disclaim all other warranties and representations of any nature, express or implied, including any warranties of merchantability, fitness for a particular purpose and non infringement.
Such Warranties are exclusive and in lieu of all other warranties, express, implied, statutory or otherwise.

5. Term and Termination.

(A) As set forth in Section 2 above, there is a Period where at the expiration thereof, either EVR or the Distributor may terminate this Agreement without cause. If both parties agree to continue this agreement then it shall continue for a term of infinite years. The parties shall negotiate in good faith regarding a continuation of this Agreement which shall include equity incentives in EVR for the Distributor although there is no guarantee that EVR and the Distributor will reach an Agreement beyond the Trial Period,

(B) Termination for Cause.

(i) If either party materially defaults in the performance of any provision of this Agreement then

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the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days of such notice, the non-defaulting party may terminate this Agreement. Ifthe non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, this Agreement shall automatically terminate at the end of such period without further action by the non-defaulting party, unless in the case of a default by Distributor, EVR notifies Distributor of a specific effective date for termination in which case such date shall be the Termination Date.

(ii) EVR may terminate this Agreement effective upon written notice to Distributor upon (a) the initiations by or against Distributor for insolvency, receivership, liquidation, moratorium, bankruptcy or similar proceedings; upon Distributor's making an assignment or compromise for the benefit of creditors or a similar proceeding; or upon Distributor's dissolution or ceasing to do business; (b) upon Distributor or being arrested or indicted for a felony; (c) Distributor undergoes a Change of Control. If Distributor undergoes a Change of Control, Distributor shall promptly notify EVR of such event and EVR may terminate this Agreement by giving at least thirty (30) days written notice of the Termination Date to Distributor.

It is understood that EVR has direct relationships with potential purchasers of the White Label EVR Products in the Territory in the medical field as well as in retail or wholesale channels and shall be entitled to pursue sales of the White Label EVR Products independent of the Distributor and so long as they are not competing with the Distributor's Retail Customers and Wholesale Customers as provided for in this Agreement.

6. Responsibilities of EVR.

(A) EVR shall fulfill orders for White Label EVR Products unless it is experiencing supply problems for importing industrial hemp and/ or manufacturing issues. EVR shall replace or repair defective White Label EVR Products that are under warranty in accordance with Section 4.

(B) Upon reasonable request of Distributor, EVR shall supply necessary materials to enable Distributor to comply with any government regulations in the Territory. 7. Confidentiality.

(A) EVR and its affiliates may disclose Confidential Information (as defined below) to Distributor to permit Distributor to perform its obligations under this Agreement. Distributor shall not use any confidential information for any purpose or activities other than those specifically authorized in this Agreement and shall not disclose any Confidential Information to third parties without EVR's prior written approval. The foregoing se and disclose restrictions with respect to Confidential Information shall apply during the Trial Period, the Term and post-termination of this Agreement. "Confidential Information" means all non-public data and information of EVR and its affiliates, including any proprietary information, technical data, trade secrets or know how, including research, EVR Products ,plans, White Label EVR Products, service, customers, customer lists, markets software, inventions, processes, formulas, technology designs, drawings, engineering hardware configuration, information, marketing, finances or other business information of EVR communicated, orally, electronically or in writing to Distributor o. The foregoing provisions shall cease to apply to Confidential Information if such information that

(i) is known to Distributor at the time of disclosure to Distributor by EVR as evidenced by written records; (ii) is required to be discussed pursuant to any statutory or regulatory provision or court order (provided that Distributor promptly notifies EVR of such potential required disclosure and assists EVR in preventing or limiting such disclosure). Without limiting the foregoing, Distributor shall not publish any technical description of White Label EVR Products beyond the descriptions published publicly be EVR. Distributor shall return or destroy all confidential information in Distributor's possession within ten (10) days after the termination of this Agreement.

8. Indemnification.

(A) BY EVR, Subject to Distributor obligations set forth below, EVR will defend Distributor, and any of their officers, directors, members, agents, attorneys and employees with respect to any claim, suit or proceeding (each a "Claim") brought against Distributor by a third party to the extent that such Claim alleges that any of the White Label EVR Products infringe any patent in the Territory provided that EVR shall not have any obligation to indemnify if Distributor altered any of the White Label EVR Products in any manner and in the event that any such Claim alleges personal injury arising out of use of any of the White Label EVR Products. EVR shall pay any damages, costs and expenses finally awarded to a third party by a court or in a

settlement agreed to by EVR arising from any such Claims. EVR shall have the right to select counsel to defend Distributor in the event of any such Claims.

(B) By Distributor, Distributor will defend EVR, its affiliates and their officers, directors, members, agents,

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attorneys, and employees with respect to any Claim (i) brought against EVR by a third party to the extent that such Claim arises from or is related to (i) Distributor use, marketing, resale or distribution of the White Label EVR Products (excluding any Claims covered by Section 8 (A) above;

(ii) Distributor's sale or distribution of White Label EVR Products outside the Territory. Distributor will pay any damages, costs and expenses finally awarded to a third party by a court or in a settlement agreed to by Distributor arising from such Claims. Distributor will have the right to select counsel to defend EVR, its affiliates, and their officers, directors, members agents, attorneys and employees. 9. Post Termination for Retail and Wholesale Customers.

(A) If the Agreement is terminated during the Period by either party, Distributor within three (3) business days shall email to and alicia@evrcbd.com a list of any Covered Accounts. For a period of one year after the Trial Period, in the event that EVR sells any White Label EVR Products to any of the Covered Accounts, it shall pay to the Distributor six (6%) percent of any gross sales price to any Retail Customers not including shipping costs and for any sale to any Wholesale Customers or to any Sub Distributor it shall pay to the Distributor ten (10%) of any gross sales price to any Wholesale Customer or to any Sub Distributor not including any shipping costs on a quarterly basis, provided that EVR has received payment from the Covered Accounts.

(B) After the expiration of the time period set forth in subsection (A) above for the Covered Accounts, EVR shall have no further obligation to make any payment to Distributor for any sale of any of the White Label EVR Products to any Covered Accounts. 10. General Provisions.

(A) Representations and Warranties. EVR represents and warrants that it is duly authorized to enter into this Agreement and has full power and authority to carry out its obligations hereunder and that the execution of this Agreement will not contravene any agreement to which EVR is a party. Distributor represent and warrant that they are duly authorized to enter into this Agreement and have the full power and authority to carry out their obligations hereunder and that the execution of this Agreement will not contravene any agreement to which either of them is a party. Distributor further represents and warrants that he has not been convicted of any felony.

(B) This Agreement will be governed in all respects by the laws of the State of Washington without regard to conflicts of law principles that would require the application of the laws of any other jurisdiction. All parties consent to the personal jurisdiction of the federal and state courts located in the City of Spokane and agree to waive any claim in the event of any action brought under this Agreement in such jurisdiction.

(C) If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force. The failure of any party to insist upon strict performance of any provision of this Agreement or to exercise ay right provided for herein, shall not be deemed to be a waiver for the future of such provision or right and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

(D) Any notice or communication permitted or required hereunder will be in writing and will be delivered in by overnight mail or mailed by certified or registered mail, postage prepaid return receipt requested or where specified expressly by email and addressed to the counter-party as set forth in the beginning of this Agreement or to such other address as either party may provide from time to time to the other by providing written notice as set forth herein.

(E) If performance of this Agreement or any obligation hereunder (other than the obligation to pay) is pre- vented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party (including the failure of ay suppliers to perform) the party so affected, upon giving prompt notice to the non-affected party, will be excused from such performance to the extent of such prevention, restriction or interference.

(F) Distributor may not assign, delegate, or otherwise transfer any right or obligation of Distributor under this Agreement whether by agreement, operation of law over otherwise, without the express prior writ- ten consent of EVR. Any purported assignment, delegation or transfer in violation of the

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previous sentence will be null and void. Subject to the foregoing, this agreement in its entirety will bind each party and its successors.

(G) Distributor is an independent contractor of EVR and nothing in this Agreement shall create an employer-employee relationship, principal and agent, partnership or joint venture or any other fiduciary relationship.

(H) This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous representations, understandings, agreements, or communications between the parties, whether written or oral, relating to the subject matter hereof.

(I) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF the parties have caused their duly authorized representatives to executed this Agreement as of the date first set forth above.

TOK, INC.

DocuSigned by:

By: [signature]

Title: CEO, TOK INC

Date: 10/4/2017

Distributors

Gridiron BioNutrients, INC.

DocuSigned by:

By: Tim Orr

Title: President

Date: 10/4/2017

By: ____________________

Title: ____________________

Date: ____________________